UAB Sunset Suits Vilnius SIA Sunset Riga OU Posnania Bohemnia s.r.o. Combined Balance Sheets (All amounts in thousands except per share data)
UAB SUNSET SUITS VILNIUS SIA SUNSET RIGA OU POSNANIA BOHEMNIA S.R.O.

US GAAP Combined financial statements

For the year ended 31 December 2008 and 31 December 2007

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Combined Balance Sheets
(All amounts in thousands except per share data)

Balance Sheet as of the end of	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and equivalents	$42	$97
Accounts receivable, less allowance for doubtful accounts, allowance recognized as of December 31, 2007 and 2008 respectively, including:	1698	2169
Trade receivables from related parties	1419	2169
Other	279	0
Inventories	1152	664
Deferred taxes	25	53
Prepaid expenses and other current assets	61	32

Total current assets	2977	3015

Non-current assets
Property and equipment, less accumulated depreciation and amortization	599	446
Deferred taxes	3	4
Deposits and other assets	316	276

Total non-current assets	918	727

Total assets	$3896	$3741

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Short-term borrowings	$52	$8
Accounts payable, including:	2634	2323
Trade payables from related parties	2501	2323
Other	133	0
Income and other taxes payable	307	500
Accrued employee compensation and benefits	87	95
Deferred taxes	0	0
Accrued liabilities and other	43	29

Total current liabilities	3123	2956

Non-current liabilities:
Provisions	40	33

Total non-current liabilities	40	33

Stockholders equity:
Common stock	1708	1708
Additional paid-in capital	0	0
Net income (loss)	16	110
Retained earnings (deficit)	(222)	(332)
Accumulated other comprehensive income (loss)	(769)	(733)

Total stockholders equity	733	753

Total liabilities and stockholders’ equity	$3896	$3741

See accompanying notes to combined financial statement

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Combined Statement of Operations
(All amounts in thousands except per share data)

Statement of Operations for the period of	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Net sales	$6201	$5859
Cost of goods sold	2474	2524

Gross profit	3727	3335

Operating expenses:
Sales and marketing	2966	2595
General and administrative	701	617
Total operating expenses	3668	3211

Operating income(loss)	59	124

Gain (loss) on disposal of fixed assets, net	(65)	10

Interest income	2	2
Interest expense	37	17
Gain (loss) on transaction in foreign currency	85	(59)

Other gain (loss), net	0	0

Income before income taxes and minority interest	44	60
Income tax provision	(28)	50

Net income	$16	$110

See accompanying notes to combined financial statements

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Combined Statements of Stockholders’ Equity
(All amounts in thousands except per share data)

Equity and Comprehensive income
	Common stock
	Number of common shares outstanding	Amount	Additional paid-in capital	Retained earnings (deficit)	Accumu- lated other comrehensive income (loss)	Totalstock- holders’ equity (deficit)
Balance, December 31, 2006	0	$1708	$0	$(332)	$555	$1931

Year ended December 31, 2007:
Comprehensive income:
Net income				$110		$110
Foreign currency translation adjustments					$(1288)	$(1288)
Total comprehensive income						$(1178)

Balance, December 31, 2007	0	$1708	$0	$(222)	$(733)	$753

Year ended December 31, 2008:
Comprehensive income:
Net income				$16		$16
Foreign currency translation adjustments					$(36)	$(36)
Total comprehensive income						$(20)

Balance, December 31, 2008	0	$1708	$0	$(206)	$(769)	$733

See accompanying notes to combined financial statements

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Combined Cash Flow
(All amounts in thousands except per share data)

Cash Flow for the period of	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$16	$110

Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	48	37
Minority interest in income of consolidated joint venture		0
Deferred income taxes	22	(50)
Changes in assets and liabilities:		0
Accounts receivable	(1543)	(2061)
Inventories	(559)	(288)
Other assets	(141)	17
Accounts payable	2401	2097
Other liabilities	(108)	212

Net cash (used in) provided by operating activities	154	73

Cash flows from investing activities:
Purchases of property and equipment	(274)	(57)
Proceeds from sale of property and equipment	0	0

Net cash (used in) provided by investing activities	(274)	(57)

Cash flows from financing activities:
Issuances of common stock	0	0
Principal payments under capital lease	(31)	(21)
Repayments of borrowings	(10)	(16)

Net cash provided by financing activities	(08)	(37)

Effect of exchange rate changes on cash and equivalents	71	43

Net change in cash and equivalents during period	(57)	22

Cash and equivalents, beginning of period	98	75

Cash and equivalents, end of period	$42	$97

See accompanying notes to combined financial statements

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

1. ORGANIZATION AND BASIS OF PREPARATION FINANCIAL STATEMENTS

UAB Sunset Suits Vilnius
UAB Sunset Suits Vilnius (“Sunset Suits Vilnius”) is a corporation incorporated in accordance with the Laws of Republic of Lithuania. Currently, Sunset Suits Vilnius is owned solely by Mr. Miroslaw Kranik. Sunset Suits Vilnius sells products through its own network of 4 retail stores in Lithuania.

SIA Sunset Riga
SIA Sunset Riga (“Sunset Riga”) is a corporation incorporated in accordance with the Laws of Republic of Latvia. On January 29, 2009 Sunset Riga was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Sunset Riga is owned solely by Sunset Suits Holdings, Inc.. Sunset Riga sells products through its own network of 3 retail stores in Latvia (there were 2 retail outlet stores as of December 31, 2008).

OU Posnania
OU Posnania (“Posnania”) is a corporation incorporated in accordance with the Laws of Republic of Estonia. Posnania was incorporated by Miroslaw Kranik in 2005, our major shareholder. On July 10, 2009 Posnania was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Posnania is owned solely by Sunset Suits Holdings, Inc.. Posnania sells products through its own network of 1 retail stores in Estonia.

Bohemia s.r.o.
Bohemia s.r.o. (“Bohemia”) is a corporation incorporated in accordance with the Laws of Czech Republic. On July 9, 2009 Bohemia was acquired by Sunset Suits Holdings, Inc., a corporation established in accordance with the laws of Nevada from Mr. Miroslaw Kranik, our major shareholder. Currently, Bohemia is owned solely by Sunset Suits Holdings, Inc.. Bohemia sells products through its own network of 10 retail stores in Czech Republic (there were 11 retail outlet stores as of December 31, 2008).

Basis for preparation
The combined financial statements of UAB Sunset Suits Vilnius, SIA Sunset Riga, OU Posnania and Bohemia s.r.o. have been prepared by the Group in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The combined financial statements comprise the combined balance sheet, combined profit and loss account, combined statement of cash flows and combined statement of stockholders’ equity. The accounting policies have been consistently applied by the Group and are consistent with those used in the previous year. The combined financial statements have been prepared by aggregating the revenues and expenses of UAB Sunset Suits Vilnius for the twelve months ended December 31, 2007 and December 31, 2008, respectively, SIA Sunset Riga for the twelve months ended December 31, 2007 and December 31, 2008, respectively, OU Posnania for the twelve months ended December 31, 2007 and December 31, 2008 respectively, and Bohemia s.r.o. for the twelve months ended December 31, 2007 and December 31, 2008 respectively. The combined financial statements have been prepared by aggregating the assets and liabilities of the combined companies: UAB Sunset Suits Vilnius as at December 31, 2007 and as at December 31, 2008, SIA Sunset Riga as at December 31, 2007 and as at December 31, 2008, OU Posnania as at December 31, 2007 and as at December 31, 2008, and Bohemia s.r.o. as at December 31, 2007 and as at December 31, 2008.

Intercompany transactions and intercompany balances have been eliminated. All financial data in the combined financial statements is expressed in thousands of US dollars, unless otherwise noted.

The combined financial statements include the accounts of UAB Sunset Suits Vilnius, SIA Sunset Riga, OU Posnania and Bohemia s.r.o All significant intercompany balances and transactions have been eliminated.

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Principles of combination
These combined financial statements include entities under common control of Mr. Miroslaw Kranik – UAB Sunset Suits Vilnius, SIA Sunset Riga, OU Posnania and Bohemia s.r.o. The provisions of FAS 141 do not apply to transfer of net assets or exchanges of shares between entities under common control. Therefore the net assets have been recognized at their carrying amounts in the transferring

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

entity at the date of transfer. Since the future consolidation and transfer of net assets from Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemnia to the capital Group of Sunset Suits Holdings, Inc. will not result in a change of a reporting entity in practice the accounting method used for consolidation is similar to the pooling of interest method. Certain provisions of APB 16 relating to the pooling of interest method provide detailed guidance on consolidation. The recorded assets and liabilities of separate entities are combined in the financial statements. The combined financial statements report results of operations for the period in which the combination occurs as though the companies had been combined as of the beginning of the earliest period presented. The combined financial information as of the beginning of the earliest period presented is presented as though the assets and liabilities had been transferred at that date. The financial statements of the Group are therefore called combined financial statements.

The combined financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia. This basis of accounting differs in certain material respects from that used for the preparation of the books and records of Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with corporations and sole proprietorships established in Lithuania (“Lithuanian GAAP”), Latvia (“Latvian GAAP”), Estonia (“Estonian GAAP”) and Czech Republic (Czech GAAP”) respectively. The accompanying combined financial statements reflect necessary adjustments not recorded in the books and records of Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia to present them in conformity with US GAAP. All adjustments are applied retrospectively and financial statements of reporting entities have been restated. All significant intercompany accounts, transactions and cash flows are eliminated on combination.

The FASB has issued Interpretation No. 46 (FIN-46R) (Revised December 2003), Consolidation of Variable Interest Entities. FIN-46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. It separates entities into two groups: (1) those for which voting interests are used to determine consolidation and (2) those for which variable interests are used to determine consolidation (the subject of FIN-46R). FIN-46R clarifies how to identify a variable interest entity and how to determine when a business enterprise should include the assets, liabilities, noncontrolling interests and results of activities of a variable interest entity in its consolidated financial statements. The Group has determined that FIN-46R does not apply to the combined financial statements at December 31, 2008 and December 31, 2007.

2. SUMMARY OF ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Accounts Receivable

Accounts receivable are reported at amounts management expects to be collected, net of trade discounts and an allowance for estimated sales returns.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. None of Sunset Suits Holding, Inc., Sunset Suits S.A. or Fashion Service Sp. z o. o. has any off-balance-sheet credit exposure to its customers.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

Inventories and Cost of Sales

Inventories are valued at the lower of cost or market. The Group reduces the carrying cost of inventories for obsolete or slow moving items as necessary to properly reflect inventory value. The cost elements included in inventory consist of all direct costs of merchandise (net of purchase discounts and vendor allowances), allocated overhead (primarily design and indirect production costs), inbound freight and import fees.

Cost of sales includes the inventory cost elements listed above as well as warehouse outbound freight and internally transferred merchandise freight. The Group’s cost of sales may not be comparable to those of other entities, since some entities include all of the costs associated with their distribution functions in cost of sales while the Group includes these costs in selling, general and administrative expenses.

Long-Lived Assets

Management reviews certain long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In that regard, management assesses the recoverability of such assets based upon estimated non-discounted cash flow forecasts. If asset impairment is identified, the asset is written down to fair value based on discounted cash flow or other fair value measures. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Property, Plant, Equipment and Depreciation and Amortization

Property, plant and equipment are recorded at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements recorded at the inception of a lease are amortized using the straight-line method over the life of the lease or the useful life of the improvement, whichever is shorter; for improvements made during the lease term, the amortization period is the shorter of the useful life or the remaining lease term (including any renewal periods that are deemed to be reasonably assured). Property under capital leases is amortized over the lives of the respective leases or the estimated useful lives of the assets, whichever is shorter.

Operating Leases

Total rent payments under operating leases that include scheduled payment increases and rent holidays are amortized on a straight-line basis over the term of the lease. Rent expense on our buildings and retail stores is classified as an SG&A expense and, for certain stores, includes contingent rents that are based on a percentage of retail sales over stated levels. Landlord allowances are amortized by the straight-line method over the original term of the lease as a reduction of rent expense.

Other Intangibles

Other intangibles represent trademarks and know-how. Management annually tests other intangibles without determinable lives (primarily tradenames and trademarks) for impairment. Other intangibles with determinable lives, including license agreements, are amortized on a straight-line basis over the estimated useful lives of the assets.

Foreign Currency Translation

The consolidated financial statements of the Group are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

The Group uses local currency, Czech Republic (CZK), Lithuania (LTL), Latvia (LVL), Estonia (EKK), as their functional currency. On consolidation, the financial statements of the Group is translated from CZK, LTL, LVL, EKK into US$ in accordance with SFAS No. 52, “Foreign Currency Translation”. Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. Gains and losses resulting from translation are accumulated in a separate component of stockholders’ equity. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the Polish National Bank, which are determined largely by supply and demand.

Translation of amounts from into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

December 31, 2008
Balance sheet	CZK 18,9131 to US$1.00
LTL 2,451 to US$1.00
LVL 0,5027 to US$1.00
EKK 11,1053 to US$1.00

Statement of income and comprehensive income	CZK 17,1107 to US$1.00
LTL 2,3654 to US$1.00
LVL 0,4813 to US$1.00
EKK 10,717 to US$1.00

December 31, 2007
Balance sheet	CZK 18,0637 to US$1.00
LTL 2,3472 to US$1.00
LVL 0,4737 to US$1.00
EKK 10,6378 to US$1.00

Statement of income and comprehensive income	CZK 20,2986 to US$1.00
LTL 2,5252 to US$1.00
LVL 0,5119 to US$1.00
EKK 11,4421 to US$1.00

Treasury Stock

Treasury stock is recorded at net acquisition cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings. There were no treasury stock transactions in the presented consolidated financial statements.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)
Revenue Recognition

The Group recognizes retail revenues when products are delivered and the customer takes ownership and assumes risk of loss. In general retail sales are recognized at the time of a cash receipt register in our retail stores.

The Group recognizes the wholesale revenues when products are shipped and when all risk and rewards are transferred to the customer in accordance with shipping documents, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Company has no policy permitting retail sales returns; although some retail returns have been accepted on occasion, amounts have been immaterial. The Company has a general policy for wholesale of not accepting returns. Some customers have, however, negotiated rights of return in their sales contracts. According to the current Company contracts, there are neither trade discounts nor trade allowances.

Cost of goods sold

Cost of goods sold consists primarily of the costs of the raw materials, direct labor, depreciation of plant and machinery, and overhead associated with the manufacturing process of our products.

Shipping and handling cost

Shipping and handling costs related to delivery of finished goods are included in selling expenses.

Advertising Expense

We record national advertising campaign costs as an expense when the advertising takes place and we expense advertising production costs as incurred, net of reimbursements for cooperative advertising.

Income Taxes

The Group uses the asset and liability method of accounting for income taxes. Current tax assets and liabilities are recognized for the estimated corporate income taxes payable or refundable on the tax returns for the current year. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred income tax provisions are based on the changes to the respective assets and liabilities from period to period. Valuation allowances are recorded to reduce deferred tax assets when uncertainty regarding their realizability exists.

Use of estimates

The preparation of the Group’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, depreciation, intangible asset valuations and useful lives, goodwill impairments, employee benefit plans, environmental accruals, warranty costs, taxes and contingencies. These estimates may be adjusted as more current information becomes available, and any adjustment could be significant.

3. RECENT CHANGES IN ACCOUNTING STANDARDS

FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes” —an Interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Group recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for the Group on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings. The adoption of FIN 48 did not have a material impact on the Group’s combined financial statements or results of operations.

SFAS No. 157, “Fair Value Measurements”
In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. The standard does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008 the FASB provided a one year deferral for the implementation of SFASD No. 157 for nonfinancial assets and liabilities recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Group is currently evaluating the impact of adopting SFAS 157 on its combined financial statements.

SFAS No. 141, “Business Combinations”
In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, in-process research and development and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is required to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.

SFAS No. 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51 ”
In December 2007, the FASB issued SFAS 160, “Non Controlling Interest In Consolidated Financial Statements and an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. As of December 31, 2007, we did not have any minority interest.

4. ACCOUNTS RECEIVABLE

Accounts receivable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007

Related party trade receivables	$1419	$2169
Other trade receivables	279	0

	$1698	$2169

All amounts in the above table are presented net of bad debt allowance. As of December 31, 2008 and as of December 31, 2007 there was no allowance for doubtful debts recorded.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

5. INVENTORIES

Inventories are summarized as follows:

	December 31,	December 31,
	2008	2007

Finished goods	$0	$0
Work-in-process	0	0
Raw materials	0	0
Merchandise	1152	664

	$1152	$664

Finished goods are manufactured products stored on the main warehouse. Merchandise are manufactured products ready to sale stored in retail stores.

All amounts in the above table are presented net of any slow moving or obsolete inventory allowance. As of December 31, 2008 and as of December 31, 2007 there were neither any allowance for slow moving nor obsolete inventory recorded.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

6. PROPERTY, PLANT AND EQUIPMENT

	December 31,	December 31,	Useful lives
	2008	2007	(years)

Land			N/a
Leasehold improvements	657	487	5 - 10
Machinery and equipment	16	17	3 - 20
Vehicles	24	23	3 - 5
Furniture and fixtures	77	92	3 - 8

Gross	774	618

Less: accumulated depreciation and amortization	174	172

Net	$599	$446

7. ACCOUNTS PAYABLE

Accounts payable by major categories are summarized as follows:

	December 31,	December 31,
	2008	2007

Related party trade payables	$2501	$2323
Other trade payables	133	0

	$2634	$2323

8. INCOME AND OTHER TAX PAYABLES

	December 31,	December 31,
	2008	2007

Corporate income tax payable	$6	$0
Personal income tax payable	45	116
Value added tax payable	47	216
Social security tax payable	209	169

	$307	$500

Personal income tax in Latvia in the years 2007 and 2008 was charged at 23% of the assessable personal income. Personal income tax in Lithuania in the years 2007 and 2008 was charged 15% of the assessable personal income. Personal income tax in Lithuania in the years 2007 and 2008 was charged 15% of the assessable personal income. Personal income tax in Estonia in the years 2007 and 2008 was charged 20% of the assessable personal income. Personal income tax in Czech Republic in the years 2007 and 2008 was charged 15% of the assessable personal income.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

9. FINANCIAL INSTRUMENTS

At December 31, 2008 and December 31, 2007, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values due to the short-term nature of these instruments.

Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia provide cash deposits to Landlords for rent facilities. These deposits are returned upon the end of lease period. Part of the deposits are returned in nominal amount with no interest accounted, according to lease agreements. The nominal value of the deposits amounted to $332 thousand and $296 thousand, respectively, as of December 31, 2008 and December 31, 2007. The assets are recoverable in the period more than one year. Therefore the we have recorded the deposits at the present value of eventual repayment resulting in amortization of deposits amounting to $16 thousand and $20 thousand, for the years ended December 31, 2008 and December 31, 2007, respectively.

10. COMMITMENTS AND CONTINGENCIES

Contingent Liabilities

Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia have been named as defendants in various actions and proceedings, including actions brought by certain employees whose employment has been terminated arising from the Companies ordinary business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in our opinion, any such liability will not have a material adverse effect on the Group’s financial position or results of operations.

For one legal proceeding which takes place in Czech Republic Management provided a provision for negative case outcome. This provision amounts to $40 thousand and $33 thousand as of December 31, 2008 and December 31, 2007 respectively. The provision is provided for approximately 50% of the total claim. Management of Bohemia s.r.o. is of the opinion that there is a low risk of a higher compensation for this claim.

Operating Leases

In the normal course of business, Sunset Suits Vilnius, Sunset Riga, Posnania and Bohemia rent retail and factory outlet stores space under operating lease agreements. The operating lease agreements generally contain renewal options that may be exercised at the applicable company’s discretion after the completion of the base rental terms. Certain of the rental agreements provide for payment of occupancy costs. In addition, many of the rental agreements provide for payment by us of a percentage of outlet net sales or increases to the base rental rate upon the outlet turnover or at specified intervals, which usually occur on an annual basis. Sales outlets are leased for initial periods ranging from 2 to 10 years. As of December 31, 2008 there were rent agreements that lasted for the periods from 3 months up to 10 years. Following table presents the future minimum rental payments as of the date of the latest balance sheet presented:

Twelve Months Ended	2009	2010	2011	2012	2013	Total

Future minimum rental payments	$1055	$840	$519	$340	$178	$3240

The Group recognizes lease expense on a straight-line basis over the life of the lease agreement. Contingent rent expense is recognized as it is incurred. More than 50% (in money terms) of lease agreements are denominated in foreign currencies – U.S. dollars and Euro. These two foreign currencies are commonly used in Lithuania, Latvia, Estonia and Czech Republic in rentals of retail outlets agreements.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

11. SHAREHOLDERS’ EQUITY

Common Stock

These combined financial statements presents common stock equity which is a result of combination of equities of each entity: SIA Sunset Riga, UAB Sunset Suits Vilnius, OU Posnania and Bohemia s.r.o.. None of these companies are public company and therefore there is no ordinary shares not shares authorization.

SIA Sunset Riga, UAB Sunset Vilnius, OU Posnania and Bohemia s.r.o. combination

Included in retained earnings (deficit) are retained earnings (deficit) of SIA Sunset Riga, UAB Sunset Vilnius, OU Posnania and Bohemia s.r.o amounting to ($222) thousand. These entities had been under common control with the Miroslaw Kranik as they were wholly owned by Mr. Miroslaw Kranik the Companies CEO. According to the provisions of Appendix D of FAS 141(R) paragraphs D11–D18 the transfer of net assets or exchanges of shares between entities under common control resulted in the accounting method used for consolidation similar to the pooling of interest method. As a result a capital contribution resulting from combination of those entities had been presented in the statement of shareholders equity for the year ended December 31, 2008 and December 31, 2007 respectively.

12. BUSINESS SEGMENT GEOGRAPHIC AREA INFORMATION

Business segment

Management identifies operating segments based on, among other things, differences in products sold and the way the companies’ management organizes the components of the companies’ businesses for purposes of allocating resources and assessing performance. The companies’ operations are comprised of one reportable segments: retail. Segment revenues are generated from the sale of suits and accessories through companies’ own retail locations. The retail segment includes operations by the companies’ stores. The companies’ define segment profit as operating income before net interest expense, goodwill impairment charges, equity in earnings of unconsolidated affiliates and income taxes.

Geographical Information

The Group’s sales by geographic destination are analyzed as follows:

	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,
	2008	2007

Lithuania	$1751	$1428
Latvia	1072	1113
Estonia	289	335
Czech Republic	3089	$2983

	$6201	$5859

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

13. RELATED PARTY TRANSACTIONS

Following entities are related parties through direct dependence on our Chief Financial Officer – Mr. Miroslaw Kranik: Men’s Fashion, Fashion Service Sp.z.o.o.

Following tables disclose the Group’s related party transactions:

	Twelve months ended	Twelve months ended
Expenditures to related party	December 31,	December 31,
	2008	2007
Fashion Service	$3024	$2723

Total	$3024	$2723

The presented above expenditures to related party results from purchases of inventories from Fashion Service.

Payables to related party	December 31,	December 31,
	2008	2007
Fashion Service	$2501	$2323

Total	$2501	$2323

The presented above payables to related party is an effect of transactions with Fashion Service.

Receivables to related party	December 31,	December 31,
	2008	2007
Miroslaw Kranik	$1419	$2169

Total	$1419	$2169

The presented above receivables to related party is an effect of transactions resulting from a prepayments made by the companies to Miroslaw Kranik Men’s Fashion for the future development of retail outlets in Lithuania, Latvia, Estonia and Czech Republic.

UAB Sunset Suits Vilnius
SIA Sunset Riga
OU Posnania
Bohemnia s.r.o.
Notes to Combined Financial Statements
(All amounts in thousands except per share data)

14. SUBSEQUENT EVENTS

Management has evaluated, for potential recognition and disclosure, events subsequent to the date of the balance sheet through August 12, 2009, the date the financial statements were available to be issued.

On January 29, 2009 Sunset Suits Holdings Inc. acquired SIA Sunset Riga from Mr. Miroslaw Kranik. SIA Sunset Riga is a limited liability corporation registered in Latvia in accordance with the Laws of Republic of Latvia. The entity operates with a network of retail stores in Riga.

On July 9, 2009 Sunset Suits Holdings Inc. acquired Bohemia s.r.o. from Mr. Miroslaw Kranik. Bohemia s.r.o. is a limited liability corporation registered in Czech Republic in accordance with the Laws of Czech Republic. The entity operates with a network of retail stores in Czech Republic.

On July 10, 2009 Sunset Suits Holdings Inc. Group acquired OU Posnania from Mr. Miroslaw Kranik. OU Posnania is a limited liability corporation registered in Estonia in accordance with the Laws of Republic of Estonia. The entity operates with a network of retail stores in Estonia.

Poznan, 12 August 2009

Miroslaw Kranik